CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-2 of the NexPoint Latin American Opportunities Fund (“the Fund”), and to the use of our report dated June 19, 2018 on the Fund’s financial statements as of June 12, 2018. Such financial statements appear in the Fund’s Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 19, 2018